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                                  EXHIBIT 11

                             CONTROL DEVICES, INC.
                       CALCULATION OF EARNINGS PER SHARE
               (Amounts in thousands, except per share amounts)

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
                                                       Three Months Ended
                                                 March 31, 1998   March 31, 1997
                                                 --------------   --------------
Net income                                           $1,922          $1,536

Weighted Average Common Shares
  Outstanding - Basic                                 6,630           6,618

Add-Dilutive effect of outstanding options
  (as determined by the application of the
  treasury stock method)                                377             150

Weighted Average Common Shares
  Outstanding - Diluted                               7,007           6,768
                                                     ======          ======

Earnings per share:

Basic                                                 $0.29           $0.23
                                                     ======          ======
Diluted                                               $0.27           $0.23
                                                     ======          ======
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